La-Z-Boy Incorporated                     PROXY

     The undersigned hereby appoints Gerald L. Kiser and Patrick H. Norton, and both of them Proxies with power of substitution to attend the Annual Meeting of Shareholders of La-Z-Boy Incorporated to be held at the La-Z-Boy Incorporated Auditorium, 1314 North Telegraph Road, Monroe, Michigan, July 26, 1999 at 11:00 o'clock A.M., Eastern Daylight Time, and any adjournment thereof, and thereat to vote all shares now or hereafter standing in the name of the undersigned.


                   (Continued and TO BE SIGNED on other side)


--------------------------------------------------------
Please mark your
vote as in this
example:          [xx]


1.     ELECTION OF DIRECTORS


                       WITHHOLD Authority      Nominees:
 FOR all nominees       to vote for all        James W. Johnston
 listed to right    nominees listed to right   Gerald L. Kiser
                                               H. George Levy, M.D.
                                               John F. Weaver


     [  ]                   [  ]



(INSTRUCTIONS: To withhold authority to vote for any individual nominees, write that nominee's name on the line below.)

--------------------------------------------

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.



This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all director nominees listed.



THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



Please mark, sign, date and return the proxy card using the enclosed envelope.




SIGNATURE_____________________________________________ DATE__________________
               Signature should agree with name(s) on stock certificate.



SIGNATURE_____________________________________________ DATE__________________
               Signature if held jointly

NOTE: When shares are held by joint tenants both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.




                             LA-Z-BOY INCORPORATED

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



To the Shareholders of                                   Monroe, Michigan
La-Z-Boy Incorporated:                                   June 25, 1999

       Notice is hereby given that the annual meeting of shareholders of La-Z-Boy Incorporated will be held at the La-Z-Boy Incorporated Auditorium, 1314 North Telegraph Road, Monroe, Michigan, on Monday, July 26, 1999 at 11:00 o'clock a.m., Eastern Daylight Time, for the following purposes:

(1) To elect four directors to three year terms scheduled for expiration in 2002;

(2) To transact such other business as may properly come before the meeting or any adjournments thereof.

       A copy of the Company's fiscal 1999 Annual Report, containing the financial statements of the Company for the year ended April 24, 1999, is enclosed herewith.

       Only shareholders of record at the close of business on June 18, 1999 will be entitled to notice of, and to vote at, the meeting.

       Shareholders, whether planning to attend in person or not, are urged to date, sign, and return the enclosed proxy in the accompanying envelope, to which no postage need be affixed if mailed in the United States. Even though you sign and return the proxy, you may vote your shares in person by revoking the proxy at the meeting.


                                  BY ORDER OF THE BOARD OF DIRECTORS


                                  Gene M. Hardy, Secretary





                                                               Monroe, Michigan
                                                                  June 25, 1999


                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of La-Z-Boy Incorporated ("the Company") to be used at the annual meeting of shareholders to be held on Monday, July 26, 1999 and at any adjournments thereof. The meeting will be held at 11:00 a.m., Eastern Daylight Time, at the La-Z-Boy Incorporated Auditorium, 1314 North Telegraph Road, Monroe, Michigan. The Company's principal executive office is located at 1284 North Telegraph Road, Monroe, Michigan 48162.

     Shares represented by properly executed proxies in the enclosed form will be voted at the meeting in the manner specified therein. If no instructions are specified in the proxy, the shares represented thereby will be voted FOR the election of the director nominees identified in this Proxy Statement. The Board of Directors knows of no business to be presented at the meeting other than the election of directors and routine procedural matters. However, if any other matters are properly presented to the meeting, it is intended that the persons named in the enclosed form of proxy will vote upon the same and act in accordance with their judgment. A proxy may be revoked at any time before it is exercised by executing and returning a later-dated proxy or by giving notice to the Company in writing or in the open meeting.

     As of the close of business on June 18, 1999 (the record date for the annual meeting), there were issued and outstanding 52,262,722 shares of the Company's Common Stock ("common shares"), which is the only class of Company equity securities outstanding. Each common share is entitled to one vote on each matter to be presented at the meeting. Only shareholders of record at the record date will be entitled to vote at the meeting.


                  SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Under rules adopted by the Securities and Exchange Commission ("SEC"), a person is deemed to be a beneficial owner of common shares if he or she has or shares the right to vote the shares or if he or she has or shares the investment power over the shares. There may be, therefore, more than one beneficial owner with respect to any share or group of shares. A person may also be deemed to be the beneficial owner if he or she is the settlor of a trust with a right to revoke the trust and regain the shares or has the power to acquire shares under outstanding options or has rights to convert other securities into common shares.

     Table I below identifies each person known to the Company to be a beneficial owner of more than 5% of the Company's common shares and the number of common shares owned by such person as of the record date for the annual meeting, and Table II below provides information concerning the common shares beneficially owned as of that date by each director and executive officer of the Company and all directors and executive officers as a group. The share ownership data in the tables concerning a given individual or entity in each case has been provided to the Company by that person. Unless otherwise indicated by footnote, each person named in a table has sole voting and investment power over the shares shown for him.

                                    TABLE I

    Name and Address            Number of Shares          Percent of Class

Monroe Bank & Trust,
Monroe, Michigan  48161           11,859,137(1)              22.691%
----------
      (1) The shares reported are held in various trusts of which Monroe Bank & Trust is the trustee or a co-trustee. In such capacities, Monroe Bank & Trust has sole or shared investment and/or voting power over these shares and accordingly is deemed a beneficial owner of all of them.


                                    TABLE II

                                                              Percent
         Name and Address           Number of Shares        of Class (1)
         ----------------           ----------------        ------------
Gerald L. Kiser ....................      79,588(2)             .152%
Patrick H. Norton ..................     277,234(3)             .530%
Frederick H. Jackson ...............     865,175(4)            1.654%
Lorne G. Stevens ...................      40,500                .077%
Gene M. Hardy ......................     518,904(5)             .993%
H. George Levy .....................       7,800                .015%
David K. Hehl ......................      24,972(6)             .048%
John F. Weaver .....................     465,000(7)             .890%
Rocque E. Lipford ..................      12,900(8)             .025%
James W. Johnston ..................     964,610(9)            1.846%
All directors and executive officers
  as a group (10 persons) ..........   2,443,683(10)           4.676%
----------
     (1) For purposes of calculating the percentage of ownership of the group, all shares subject to options held by any group member that currently are exercisable or will become exercisable within 60 days of the date of this Proxy Statement are treated as outstanding, but for purposes of calculating the percentage of ownership of any individual group member only the optioned shares held by that group member are treated as outstanding.

     (2) Includes 31,702 shares subject to options exercisable currently or within 60 days of this Proxy Statement.

     (3) Includes 69,495 shares subject to options exercisable currently or within 60 days of this Proxy Statement. Also includes 32,540 shares owned by Mr. Norton's wife, as to which he disclaims beneficial ownership.

     (4) Includes 43,575 shares subject to options exercisable currently or within 60 days of the date of this Proxy Statement. Also includes 2,400 shares owned by Mr. Jackson's wife, as to which he disclaims beneficial ownership, and 406,500 shares over which Mr. Jackson has shared investment power as a member of the Investment Committee for the Company's Employee Profit Sharing Plan (the "Profit Sharing Plan"), as to which he also disclaims beneficial ownership.

     (5) Includes 12,726 shares subject to options exercisable currently or within 60 days of the date of this Proxy Statement. Also includes 49,155 shares owned by Mr. Hardy's wife, as to which he disclaims beneficial ownership, and 406,500 shares over which Mr. Hardy has shared investment power as a member of the Investment Committee for the Profit Sharing Plan, as to which he also disclaims beneficial ownership.

     (6) Includes 5,616 shares owned by Mr. Hehl's wife, as to which he disclaims beneficial ownership.

     (7) Includes 46,800 shares owned by Mr. Weaver's wife, as to which he disclaims beneficial ownership, and 406,500 shares over which Mr. Weaver has shared investment power as a member of the Investment Committee for the Profit Sharing Plan, as to which he also disclaims beneficial ownership.

     (8) Includes 2,400 shares owned by Mr. Lipford's wife, as to which he disclaims beneficial ownership.

     (9) Includes 162,210 shares owned by Mr. Johnston's wife, as to which he disclaims beneficial ownership.

     (10) Shares reported above for more than one named individual are included only once.


            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, certain categories of over 10% owners of the Company's common shares and, in some cases, persons who held such positions or such ownership at any time during the Company's most recently ended fiscal year, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange ("NYSE") and to furnish the Company with a copy of each
Section 16(a) form filed. Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that no Forms 5 were required, the Company believes that during the fiscal year ended April 24, 1999 ("fiscal 1999"), all Section 16(a) filing requirements were complied with in a timely fashion.


                             ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes, two consisting of three directors and one consisting of four directors. Directors serve for three-year, staggered terms, such that the terms of office of directors comprising one of the classes expires each year. This year, four directors are to be elected, to serve until the Company's annual meeting of shareholders in 2002 or until their successors are elected and qualified.

     Pursuant to applicable Michigan corporate law, assuming the presence of a quorum, directors will be elected at the meeting from among those persons duly nominated by a plurality of votes cast by holders of the common shares who are present in person, or represented by proxy, and entitled to vote at the meeting. Thus, for this year, the nominees who receive the highest through fourth-highest numbers of votes for their election as directors will be elected, regardless of the number of votes which for any reason, including abstention, withholding of authority, or broker non-vote, are not cast for the election of those nominees.

     The Board's nominees for election as directors are the four current directors whose terms are scheduled to expire at the 1999 annual meeting. In the absence of other instruction, the persons named in the accompanying form of proxy intend to vote in favor of these four nominees (or, if any such nominee should become unable or unwilling to serve, which is not presently anticipated, for such substitute nominee as is designated by the Board).

     The table that follows provides background information concerning each of the Board's nominees and each other director of the Company whose term of office will continue beyond the 1999 annual meeting.

                 DIRECTOR NOMINEES FOR TERMS TO EXPIRE IN 2002

                           Director           Business Experience
        Name         Age     Since          and Other Directorships
        ----         ---   --------         -----------------------
John F. Weaver       82      1971    Mr. Weaver was elected Vice Chairman of
                                     the Board of Monroe Bank & Trust in April
                                     1997 and previously was Executive Vice
                                     President and a Director of Monroe Bank &
                                     Trust for more than five years.

James W. Johnston    60      1991    Mr. Johnston has been a self-employed
                                     financial and business consultant and
                                     private investor for more than five years.

H. George Levy, M.D. 49      1997    Dr. Levy has been a Doctor of
                                     Otolaryngology for more than five years.

Gerald L. Kiser      52      1997    Mr. Kiser became Executive Vice President
                                     and Chief Operating Officer of the Company in April 1997. He was promoted to President and Chief Operating Officer in
                                     October 1997. Previously, he served as the Company's Vice President-Operations (May
                                     1996-April 1997), as its Vice President of
                                     Engineering and Development for one year and as Senior Vice President of Operations of Kincaid Furniture Company for more than five years.

                     DIRECTORS WITH TERMS EXPIRING IN 2000


                           Director           Business Experience
        Name         Age     Since          and Other Directorships
        ----         ---   --------         -----------------------
Lorne G. Stevens     71      1972    On April 30, 1988, Mr. Stevens retired
                                     from the Company as Vice President of
                                     Manufacturing, a position he had held for more than five years.

Patrick H. Norton    77      1981    In October 1997, Mr. Norton was appointed
                                     Chairman of the Board.  Previously, he
                                     served as Senior Vice President, Sales and
                                     Marketing of the Company for more than five years. Mr. Norton is a director of Culp, Inc.

Frederick H. Jackson 71      1971    Mr. Jackson was appointed Executive
                                     Vice President Finance of the Company in
                                     October 1997, after holding the position of Vice President Finance for more than five years.



                     DIRECTORS WITH TERMS EXPIRING IN 2001

                           Director           Business Experience
        Name         Age     Since          and Other Directorships
        ----         ---   --------         -----------------------
Gene M. Hardy        62      1982    Mr. Hardy has been Secretary and Treasurer
                                     of the Company for more than five years.

David K. Hehl        52      1977    Mr. Hehl has been a member in the public
                                     accounting firm of Cooley Hehl Wohlgamuth
                                     & Carlton P.L.L.C. since January 1995 and previously was a partner of Cooley Hehl
                                     Wohlgamuth & Carlton for more than five
                                     years.

Rocque E. Lipford    60      1979    Mr. Lipford has been a senior member in
                                     the law firm of Miller, Canfield, Paddock and Stone, P.L.C., since January 1994 and previously was a partner of Miller, Canfield, Paddock and Stone for more than five years. Mr. Lipford is a director of Monroe Bank & Trust.


              DIRECTORS' MEETINGS AND CERTAIN STANDING COMMITTEES

     During fiscal 1999, the Board of Directors held eight meetings. Each director attended at least 75% of the total number of Board meetings and at least 75% of the total number of standing committee meetings on which he served that were held during that fiscal year. All directors are in regular touch with the Company's affairs.

     The standing committees of the Board of Directors include an Audit Committee, a Compensation Committee, and a governance committee known as the Committee on the Board. The Board also maintains a subcommittee of the Compensation Committee (the "Compensation Subcommittee") as a standing committee.

     The Audit Committee, which held two meetings during fiscal 1999, currently consists of Mr. Hehl, Chairman, Dr. Levy and Messrs. Weaver, Stevens and Lipford. None of them is an employee of the Company or any Company subsidiary (an "employee director"). The functions of the Audit Committee are to recommend to the Board of Directors the firm of independent accountants to serve the Company each fiscal year, to review the scope, fees and results of the audit by independent accountants, and to review the adequacy of the Company's system of internal accounting controls and the scope and results of internal auditing procedures.

     The Compensation Committee, which held three meetings during fiscal 1999, currently consists of Mr. Weaver, Chairman, Dr. Levy, and Messrs. Hehl and Lipford, none of whom is an employee director. The Compensation Subcommittee, which met three times during the fiscal year, currently consists of Mr. Hehl and Dr. Levy, both of whom are also "Non-Employee Directors" as defined in SEC Rule 16b-3 and "outside directors" as defined in regulations of the Department of the Treasury promulgated under Section 162(m) of the Internal Revenue Code. Since its establishment in September 1996, the Compensation Subcommittee has been responsible for administering the Company's stock-based employee incentive plans. The functions of the Compensation Committee include recommending to the Board of Directors the cash and other remuneration of the officers of the Company (except for remuneration under plans administered by the Compensation Subcommittee), recommending to the Board the remuneration of the members of the Board and its committees and subcommittees, and administering the Company's cash incentive compensation plans.

     The Committee on the Board, which was established in December 1997, held three meetings during fiscal 1999. Its current members are Dr. Levy, Chairman, and Messrs. Johnston and Lipford, none of whom is an employee director. One of the functions of this committee is to identify, evaluate, and recommend candidates to the Board of Directors for the Board's slate of nominees for shareholder election as directors or for appointment to fill vacancies on the Board. It also considers and makes recommendations to the Board on other matters relating to the Board's practices, policies, and procedures, as well as concerning the desirable size, structure, and composition of the Board and its committees. The deliberations of the committee include assessing whether the professional experience and expertise of the individual directors or proposed directors, in light of the overall mix of experience, expertise, and independence among the directors, will enable the Board to assist the Company in developing long term strategic and financial goals and monitoring the Company's progress toward achieving such goals. The committee also considers director succession planning, in light of expected future needs of the Board and the Company, and the application of policies pertaining to tenure on the Board.

     When formulating a proposed slate of director nominees for election at an annual meeting of shareholders, in addition to considering prospective candidates identified by the committee's own members or referred to it by other Board members, management, or outside sources, the Committee on the Board will consider candidates recommended by shareholders. A shareholder desiring to recommend a candidate for consideration by the committee should send the recommendation to the Secretary of the Company at least 90 days prior to the first anniversary of the prior year's annual meeting. The recommendation should include or be accompanied by a description of the candidate's qualifications for Board service, the candidate's consent to be considered as a nominee and to serve on the Board if nominated and elected, and addresses and telephone numbers for contacting the candidate and the proposing shareholder for additional information. For information concerning the requirements for a shareholder's own nomination of director candidates, see "Shareholder Proposals and Director Nominations for Next Annual Meeting."

                             DIRECTOR COMPENSATION

     Employee directors receive a fee of $300 for each Board meeting attended. All other directors receive annual retainers of $15,000 and a fee of $450 for each Board meeting and each Board committee or subcommittee meeting attended, including telephonic meetings.

     In addition, pursuant to the Company's Restricted Stock Plan for Non-Employee Directors, each director who is not an employee director receives an initial grant of 30-day options on 4,500 common shares upon first becoming a director and a subsequent grant of 30-day options on 600 common shares at the beginning of each fiscal year while he continues as a director. The plan contemplates a present sale of the optioned shares at 25% of market value, but provides restrictions on the transfer or other disposition of the shares by the grantee during the restricted time, which expires upon the earliest to occur of the following events: death or disability, retirement from the Board, change of control, or termination of the grantee's service as a director with the consent of a majority of the Company's employee directors, all as defined in the plan.



                             EXECUTIVE COMPENSATION
Summary Information

      The following table sets forth summary information for fiscal 1999 and the preceding two fiscal years with respect to the compensation paid to or earned by each of the Company's four executive officers (the "named executives").

                           SUMMARY COMPENSATION TABLE



                                                                                     Long-Term
                  Annual Compensation                                               Compensation
----------------------------------------------------------------------- ------------------------------------
                                                                         Awards    Payouts
                                                                         ------    -------
                                                                        Incentive Long-Term
                                                                          Stock   Incentive
                                                         Other Annual    Option     Plan       All Other
  Name and Principal               Salary(1)  Bonus(1)  Compensation(2) Grants(3) Payouts(4) Compensation(5)
      Position                Year     $        $              $           #         $              $
--------------------          ---- ---------  --------  --------------- --------- ---------- ---------------
Gerald L. Kiser               1999  336,200  290,907(6)         (7)        27,600    122,119     40,331(8,9)
President (since October      1998  294,524  133,139(6)         (7)        28,800     54,133     66,751(8,9)
1997; previously Executive    1997  190,469   90,022                       15,600     17,490     39,053
Vice President) and Chief
Operating Officer

Patrick H. Norton             1999  303,848  262,322                       27,600    234,844     78,280
Chairman of the Board (since  1998  292,499  131,318                       28,800    121,569     71,189
October 1997; previously,     1997  291,496  153,778                       30,000     63,600     67,219
Senior Vice President
Sales & Marketing)

Frederick H. Jackson          1999  303,852  262,322                       27,600    234,844     78,354
Executive Vice President      1998  292,453  131,318                       28,000    121,569     71,246
Finance and Chief Financial   1997  291,496  153,778                       30,000     63,600     66,951
Officer

Gene M. Hardy                 1999  158,900   95,473(6)         (7)         9,000     67,635     46,387(8)
Secretary and Treasurer       1998  156,300   54,060(6)         (7)         9,750     33,259     45,358(8)
                              1997  141,486   57,543                        8,790     17,490     36,424

--------------
     (1) Includes, where applicable, amounts electively deferred by a named executive under the Company's Matched Retirement Savings Plan, which is a so-called "401(k) plan," and directors' fees paid to a named executive for attendance at Board of Directors' meetings.

     (2) As permitted by SEC rules, does not include the Company's cost of providing perquisites or other personal benefits to named executives, which in each case and for each fiscal year did not exceed the lesser of $50,000 or 10% of the named executive's total salary and bonus for the year.

     (3) All reported option grants have been adjusted to reflect the three-for-one split of the Company's common shares that occurred on September 14, 1998 (the "September 1998 stock split").

     (4) All amounts reported in this column relate to performance awards under the Company's Performance Plan, which is more fully discussed below under "Long-Term Incentive Compensation Target Awards." As explained there, all performance awards under that plan are made as grants of common shares or of discounted 30-day options to purchase common shares. The dollar amounts reported in this table have been determined by multiplying the number of shares or options granted by the NYSE closing price for a common share on the pertinent grant date, reduced, where applicable, by the option exercise price.

     (5) Totals in this column include amounts allocated for named executives to the Company's Supplemental Executive Retirement Plan ("SERP") and/or the Profit Sharing Plan, earnings credited to them under the SERP, and the cash value at date of contribution of Company matching contributions made for their accounts under the Matched Retirement Savings Plan, which were made in the form of common shares. Set forth below is a breakdown of these amounts for fiscal 1999. For information concerning other 1999 amounts included in this column for certain executives, see note (8).

Amounts allocated to the SERP                Earnings credited on supplemental
and/or the Profit Sharing Plan:              retirement balances under the SERP:

   Gerald L. Kiser          $-0-             Gerald L. Kiser      $ 8,653
   Patrick H. Norton     $45,150             Patrick H. Norton     31,660
   Frederick H. Jackson   45,150             Frederick H. Jackson  31,496
   Gene M. Hardy             -0-             Gene M. Hardy         11,943



                         Contributions under the Matched
                            Retirement Savings Plan:


                         Gerald L. Kiser           $1,474
                         Patrick H. Norton          1,470
                         Frederick H. Jackson       1,708
                         Gene M. Hardy              1,444

     (6) Does not include a bonus paid to the executive due to his participation during the year in the Company's Personal Executive Life Insurance Program (the "Insurance Program"), which bonus is included for him under "All Other Compensation" and further discussed in note (8).

     (7) Does not include an amount akin to a partial tax "gross up" that the executive received due to his participation in the Insurance Program, which amount is included for him under "All Other Compensation" and further discussed in note (8).

     (8) The fiscal 1999 and prior year totals reported for Messrs. Kiser and Hardy also include certain amounts related to their participation in the Insurance Program. Under the Insurance Program, a participating employee receives supplemental life insurance intended to provide benefits to the employee after his retirement and/or to his spouse or other beneficiary upon his death. An employee participating in the Insurance Program is not eligible to receive further Company contributions for his account under the Profit Sharing Plan or the SERP (which contributions are not currently taxable to the employee) but does receive an annual bonus (which is currently taxable) in an amount equal to the amount of premiums payable by him during the year on his insurance policy under the program plus an additional 32% of that premium amount, which has the effect of a partial "gross up" to the employee for the taxes payable on the bonus. The program-related bonuses (including tax gross ups) for Messrs. Kiser and Hardy were $30,204 and $33,000, respectively, in fiscal 1999. Under certain limited circumstances, some or all of the tax gross up portions of the program-related bonuses paid to a participating employee would be repayable to the Company out of policy proceeds, but the Company considers such repayment in most cases to be a remote possibility at best.

     (9) In addition to the bonus payments described in note (8), in most cases (including Mr. Kiser's case but not including Mr. Hardy's case), during the early years of an Insurance Program participant's policy, a portion of the premiums on the policy are paid by the Company. The full amount of these Company-paid premiums is repayable to the Company--generally upon the later of seven years after purchase of the participant's policy or his or her retirement, but also upon his or her death or other termination of employment if that were to occur earlier. For purposes of this table, $19,295 has been included in this column for Mr. Kiser as the estimated value to him of the premiums paid by the Company during fiscal 1999, and the fiscal 1998 total shown for him in this column also includes an estimated amount for the value to him of premiums so paid. The fiscal 1999 amount has been calculated as if the payments were advanced to Mr. Kiser on an interest-free basis from the time they were paid until May 2004 (the seventh anniversary of the policy issuance date), and the fiscal 1998 amount was similarly calculated. Depending on the time at which Mr. Kiser actually leaves the Company's employ, the actual value he ultimately receives from these premium payments may be significantly less or significantly more than the amounts that have been estimated.


Options

     The following table shows all stock options granted to named executives during fiscal 1999 and the potential realizable value of those grants, assuming stock price appreciation rates of 5% and 10% annually over the five-year term of the options. All amounts reported in this table reflect the September 1998 stock split.


                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                           Potential Realizable Value at
                                                                        Assumed Annual Rates of Stock Price
                                 Individual Grants (1)                  Appreciation for Option Terms ($)(2)
                      ----------------------------------------------  ---------------------------------------
                                                                           5% Per Year        10% Per Year
                                % of Total                            ------------------- -------------------
                      Options Options Granted Exercise or               Price   Aggregate   Price   Aggregate
                      Granted  To Employees   Base Price  Expiration  Per Share   Value   Per Share   Value
    Name                 (#)  In Fiscal Year    ($/SH)       Date       ($/SH)     ($)      ($/SH)     ($)
    ----              ------- --------------- ----------- ----------  --------- --------- --------- ---------
Gerald L. Kiser        27,600      6.54         17.5833     7/26/03      4.86    134,079    10.73    296,278
Patrick H. Norton      27,600      6.54         17.5833     7/26/03      4.86    134,079    10.73    296,278
Frederick H. Jackson   27,600      6.54         17.5833     7/26/03      4.86    134,079    10.73    296,278
Gene M. Hardy           9,000      2.13         17.5833     7/26/03      4.86     43,722    10.73     96,613

---------------
     (1) All of the above options are options to purchase common shares that were granted under the Company's 1997 Incentive Stock Option Plan. Normally, options granted under this plan first become exercisable with respect to one-fourth of the optioned shares on each of the first, second, third, and fourth anniversaries of the date of the grant and, once exercisable, remain exercisable until after the fifth anniversary of the date of grant. However, under the terms of the plan, in the event of a grantee's death or his or her retirement at or after age 65 (or earlier with the Company's consent), each of his or her then outstanding options would become immediately exercisable in full and continue to be exercisable for one year thereafter or, if earlier, the option's scheduled expiration date. In addition, pursuant to the agreements described below under "Certain Agreements," if a change of control were to occur, each then outstanding option granted to a named executive also would become exercisable in full. Termination of a named executive's employment under any circumstances other than those described above would cause all of his then outstanding options to terminate immediately.

     (2) The 5% and 10% rates of appreciation used in this table are required by rules of the SEC and are not intended to forecast possible future actual appreciation, if any, in the Company's stock prices. It is important to note that options have potential value for a named executive only if the common share price advances beyond the exercise price shown in the table during the effective five-year option period.

     The following table provides information as to stock options exercised by named executives in fiscal 1999 and the value of the remaining options held by them at the end of that fiscal year. Information in the table on option exercises that occurred before the September 1998 stock split has been adjusted to reflect that stock split.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                         Value of Unexercised
                                         Number of Securities Underlying Unexercised  In-The-Money Options/SARS
                       Shares                  Options/SARs at Fiscal Year-End          At Fiscal Year-End(2)
                      Acquired    Value  -------------------------------------------  -------------------------
                     On Exercise Realized         Exercisable/Unexercisable           Exercisable/Unexercisable
      Name                #        $(1)                      #                                   $
      ----           ----------- --------         -------------------------           -------------------------
Gerald L . Kiser        8,280     73,830              31,702/60,188                       265,664/260,161
Patrick H. Norton      28,800    289,200              69,495/71,325                       620,812/357,938
Frederick H. Jackson   54,720    548,220              43,575/71,325                       361,612/357,938
Gene M. Hardy          15,420    154,344              12,726/22,674                       104,584/110,775

----------
     (1) Based on the NYSE closing market price of the Company's common shares on the date of exercise, minus the exercise price. An individual, upon exercise of an option, does not receive cash equal to the amount contained in the Value Realized column of this table. No cash is realized until the shares received upon exercise of an option are sold.

     (2) Based on the NYSE closing market price of the Company's common shares at the end of fiscal 1999 ($19.00), minus the exercise price.



Long-Term Incentive Compensation Target Awards

      Under the Company's 1993 Performance-Based Stock Plan, as currently in effect (the "Performance Plan"), prior to or early in each fiscal year employees selected by the Board committee or subcommittee then charged with administering the Performance Plan (the "Administrative Committee," which since 1997 has been the Compensation Subcommittee and prior to that time was the Compensation Committee) may be granted contingent awards ("Target Awards") the potential payouts on which ("Performance Awards") are linked to achievement by the end of a three-year cycle consisting of that and the next two Company fiscal years (a "Performance Cycle") of performance goals established by the Administrative Committee when the Target Awards are granted. All Performance Awards under this plan are structured as options to purchase or outright grants of Company common shares. For each recipient of a Target Award for a given Performance Cycle, his maximum Performance Award potential, which is awarded after the end of the cycle if all performance goals are achieved, is a grant of shares equal to four times the base number of shares established by the Administrative Committee with respect to that Target Award; the minimum potential Performance Award, for achievement of only one performance goal during the cycle, is a 30-day option to purchase the base number of shares at 50% of their fair market value at date of grant of the Target Award.

      Early in fiscal 1999, the Administrative Committee granted Target Awards to certain employees, including all named executives, for the Performance Cycle ending April 28, 2001 (the "2001 cycle"). As has been the case since the first grant of Target Awards under the Performance Plan, for the 2001 cycle the Administrative Committee established four uniform financial goals for all Target Award recipients, each relating to the operating performance of the Company and its subsidiaries for that cycle. One of these goals relates to sales growth, the second to earnings before income taxes, the third to operating profit margin, and the fourth to return on total capital.

    The table that follows provides information concerning the Target Awards so granted to named executives. All reported numbers have been adjusted to reflect the September 1998 stock split.





              LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR



                    Number of  Performance
                   Performance Period Until
                    Shares(1)   Maturation  Threshold  Target  Maximum
     Name               #       Or Payout      #(2)     #(3)    #(4)
     ----          ----------- ------------ ---------  ------  -------
Gerald L. Kiser       3,278        (5)        3,278    6,555   13,110
Patrick H. Norton     3,278        (5)        3,278    6,555   13,110
Frederick H. Jackson  3,278        (5)        3,278    6,555   13,110
Gene M. Hardy         1,163        (5)        1,163    2,325    4,650

---------------
     (1) Numbers reported are the base numbers of shares subject to Target Awards granted.

     (2) Numbers reported are the numbers of shares that would become subject to 30-day option if only one performance goal is achieved. The per share exercise price for any such option would be 50% of the "Fair Market Value" (as defined in the Performance Plan) of a common share at the date of grant of the Target Awards.

     (3) Numbers reported are the numbers of shares that would become subject to 30-day option if two performance goals are achieved. The per share exercise price for each such option would be 25% of Fair Market Value of a common share at the date of grant of the Target Awards. For achievement of three performance goals, an outright grant of 150% of the same number of shares would be made. Under the terms of the Performance Plan, if a Target Award grantee's employment terminates due to death, or if termination is due to disability (as therein defined) or retirement with the consent of the Company and the terminated employee subsequently dies before the end of the Performance Cycle, his or her estate administrator may elect to receive a Performance Award prior to the end of the cycle. If the election is made, the estate would receive either a 30-day option on the number of shares shown in this column, as if two Performance Goals had been met, or an outright grant of that number of shares, depending upon whether employment termination occurred during the first or second half of the Performance Cycle. Termination of the grantee's employment due to death, disability, or consensual retirement otherwise has no effect on any outstanding Target Awards of the grantee, but termination for any other reason automatically cancels such awards.

     (4) Numbers reported are the numbers of shares that would be awarded, in the form of an outright grant, if all performance goals are achieved. Under the terms of the Performance Plan, the holder of a Target Award also will be deemed automatically to have earned and been granted the same Performance Award if a person or group becomes an Acquiring Person (as defined in the Performance Plan) or certain changes in the composition of the Board of Directors occur while the Target Award is outstanding. The same effect upon then-outstanding Target Awards also will result, if, while there is an Acquiring Person, any of certain other significant transactions involving the Company should occur, unless the transaction has been approved by a majority of Directors who were Board members before the Acquiring Person became such.

     (5) The Performance Cycle until maturation or payout is the three-year period ending April 28, 2001.



Certain Agreements

     The Company recognizes that establishing and maintaining a strong management team are essential to protecting and enhancing the interests of the Company and its shareholders. In order to assure management stability and the continuity of key management personnel, the Company has entered into change in control agreements with certain key employees including, among others, all executive officers. The employees eligible for change in control agreements are those selected by the Compensation Committee. These agreements, which were unanimously approved by the Board of Directors, provide that if any of such persons is terminated, other than for cause, disability, death or retirement, within three years after a change in control of the Company, that person shall be entitled to receive a lump sum severance payment equal to three times the sum of (i) his annualized salary and (ii) an amount equal to the average bonus paid to the employee in the previous three years, as well as certain other payments and benefits, including continuation of employee welfare benefit payments, and reimbursement of certain legal fees and expenses incurred by such employee in connection with enforcing such agreement following a change in control. In consideration of the foregoing, each of such persons agrees to remain in the employ of the Company during the pendency of any proposal for a change in control of the Company. The agreements expire December 31, 1999 and are automatically renewed for additional one-year periods unless either party gives 90 days' notice that it does not wish to extend the agreement. In the event of a change in control, the agreements are automatically extended for 36 months.


Certain Transactions

     Palm Beach Furniture Company ("Palm Beach"), which has been a La-Z-Boy dealer since 1991, currently operates three La-Z-Boy Furniture Galleries in southeast Florida. Since December 1996, Palm Beach has been 100% owned by CFO Frederick H. Jackson's wife, Jeanne C. Jackson, and before that time, it was 50% owned by their son, Frederick H. Jackson III. The younger Mr. Jackson currently manages Palm Beach and has done so since it commenced operations. Except for providing inventory financing on normal trade terms, the Company has never provided any financial assistance to Palm Beach.

     Last July, the Company, for credit reasons, terminated its dealer arrangements with another, unrelated dealer that had operated three other La-Z-Boy Furniture Galleries in southeast Florida--one on leased premises owned by a subsidiary of the Company and two on premises leased from third parties. In connection with the dealer termination, the lease from the Company subsidiary also was terminated, and Company subsidiaries took over the operations of all three stores pending identification of an acceptable substitute dealer, and pursuant to the Company's then-existing credit arrangements with the former dealer, also took over the inventory and other assets of the business, including the former dealer's lessee interests in the properties leased from third parties.

     One of these leases calls for rental payments of $100,000 per year. The term of that lease expires on December 31, 2011. The Company has expended approximately $320,000 for leasehold improvements since taking over that lease. The other lease is scheduled to expire at the end of this month and is not being renewed. Instead, the Company has leased a larger, substitute facility in a more desirable location. The new lease is a triple net lease for a 5 1/2-year lease term, commencing August 1, 1999, with options to renew for up to 15 more years. Base rent under that is $242,800 per year for the initial term, with higher subsequent rent if the options are exercised. The Company anticipates that approximately $300,000 in leasehold improvements will be needed in connection with commencing retail operations at that facility.

     Management of the Company believes that the southeast Florida market has growth potential for the Company's products, but that this potential would improve if dealer operations were more consolidated, which would permit dealer advertising costs and other fixed dealer costs to be spread over a larger volume of business. Accordingly, late last month the Company's Board approved in principle a proposal for Palm Beach to take over the operations formerly conducted by the Company's terminated southeast Florida dealer.

     Final documentation of this transfer of operations has not yet been completed, and some features of the transactions involved remain to be decided. However, in general, it is expected that the two leased stores will be sublet to Palm Beach on a pass-through basis, the Company will finance the cost of the expected leasehold improvements to the new leased property, taking back an 8-year promissory note from Palm Beach bearing simple interest at 7% per year with payments of principal and interest due annually, and Palm Beach also will agree to repay the Company its costs for the leasehold improvements already made to the other leased property, providing another 8-year promissory note for that obligation on the same terms.

     In addition, the owned property either will be sold to Palm Beach for fair market value following an appraisal by an independent third party (with the Company retaining a right of first refusal with respect to any subsequent sale), or will be leased to Palm Beach on rental terms to be negotiated, subject to Board approval. If the property is purchased and if requested by Palm Beach, the Company will finance the purchase over 10 years, taking back an 8% simple interest promissory note, with principal payments amortized over 20 years and a balloon payment at the end of the 10-year term, and a first mortgage on the property.

     All of the foregoing is subject to Board approval of the finalized terms of the documentation for the transactions involved including documentation providing normal security and cross-collateralization for all indebtedness now or hereafter owned by Palm Beach to the Company, prohibiting the incurrence of other mortgages or liens against any of Palm Beach's property without the Company's consent, and prohibiting the transfer of any ownership of Palm Beach other than to the younger Mr. Jackson.


                             PERFORMANCE COMPARISON

Performance Graph

     The following graph provides an indicator of the return for the Company's last five fiscal years that would have been realized (assuming reinvestment of dividends) by an investor who invested $100 on April 30, 1994 in each of (i) the New York Stock Exchange Index, (ii) a Peer Group of publicly traded furniture industry companies, and (iii) the Company's common shares. Further information concerning the composition of the Peer Group is provided after the graph.

Comparison of Total return to Shareholders
[PERFORMANCE GRAPH]

                       1994     1995     1996     1997     1998     1999
                       ----     ----     ----     ----     ----     ----
La-Z-Boy Inc.        $100.00   $82.49   $94.41  $103.66  $175.83  $190.81
Peer Group            100.00    81.53   100.25   129.90   257.11   209.01
NYSE Market Index     100.00   111.92   144.57   174.19   245.15   260.64

Composition of Peer Group Index

     The Peer Group consists of nine public companies operating primarily in the residential segment of the furniture industry and are as follows: Bassett Furniture, Bush Industries, Chromcraft Revington, Inc., Ethan Allen Interiors, Flexsteel Industries, Furniture Brands International, LADD Furniture, Pulaski Furniture, and Stanley Furniture. In the graph above, the stock performance of each company in the Peer Group has been weighted according to its relative stock market capitalization for purposes of arriving at group averages.


                     JOINT REPORT ON EXECUTIVE COMPENSATION

     The compensation of the executives named in the Summary Compensation Table of this Proxy Statement, as well as that of the other senior executives at the Company and subsidiaries, is determined by the Compensation Committee of the Company's Board of Directors (hereafter referred to in this section of the Proxy Statement as the "Committee") and the Compensation Subcommittee (hereafter referred to in this section as the "Subcommittee"). The Subcommittee is charged with administering the Company's stock-related employee plans in which executive officers may participate; the Committee determines all executive officer compensation not assigned to the Subcommittee.

     The report in this section is a joint report by the Subcommittee and the Committee concerning the policies followed and decisions made with respect to the compensation of executive officers for fiscal 1999. The Subcommittee provides information concerning decisions made by the Subcommittee only; the Committee provides all other information.

Compensation Philosophy

     The Company's executive compensation programs are premised on the conviction that the interests of executives should be closely aligned with those of the Company's shareholders. The members of the Subcommittee and of the Committee as a whole believe that to further that objective a substantial portion of the aggregate potential compensation of executive officers should be directly and materially linked to the Company's operating performance. Consequently, a significant portion of each executive's total compensation is placed at risk and linked to the accomplishment of specific results which will benefit the shareholders in both the short- and long-term. Since achievement of performance objectives over time is a primary determinant of share price, executive compensation is weighted heavily on the basis of performance and achievement of these goals. Under this performance orientation:

* Executives are motivated to improve the overall performance and profitability of the Company by rewarding them when specific, measurable results have been achieved.

* Incentive awards on the basis of executives' performance and contribution against short- and long-term goals further encourage accountability.

* In years when corporate performance has been superior, executives will be well compensated, which will permit the Company to attract and retain the talent needed to lead and grow its business; conversely, in years of below average performance, compensation declines below competitive benchmarks.

* The compensation strategy will support business goals and direction and specifically link executive and shareholder interests through equity-based plans linked to the common shares.

* The Company's compensation policy will maximize growth-driven financial performance, balancing appropriately the short- and long-term goals of the Company.

Compensation Plan Overview

     For a number of years, the Committee's practice in carrying out its duties has been to review the executive compensation programs of furniture manufacturers and other manufacturing companies of similar size whose executives have similar responsibilities and operations. Included in this review process are the companies in the peer group then being used by the Company for stock performance comparison in its proxy materials (the "Peer Group"). Regular features of this review process also have been analyses of such compensation data and recommendations presented by a compensation consultant retained by the Company to assist the Committee to assure itself that the Company's total compensation program is properly integrated with the Company's annual and longer term objectives and is competitive with the compensation programs of other companies with which the Company must directly compete for executive talent.

     The Committee again engaged in such a review process with respect to its fiscal 1999 compensation decisions concerning executive officers, using the services of Frederic W. Cook & Co. ("Cook") as compensation consultant to the Committee. Since membership on the Subcommittee is drawn solely from Committee members, the Subcommittee also had the benefit of Cook's services during this review process.

     Those services included review with Cook of a report summarizing its findings after an overall review of the Company's executive compensation programs. The scope of Cook's review included base salary, annual bonus, long-term incentive, and special benefits and perquisites for the Company's top four officers. All competitive comparisons were made against a group of 17 furniture manufacturing companies (including, where available, companies in the Peer Group). Overall, Cook deemed the Company's executive compensation program generally complete, in line with competitive practices, and reasonable versus the comparison group, given the Company's relative size and performance. For fiscal 1999, Cook made the following recommendations with respect to Messrs. Kiser and Norton and the other named executives: (1) increase base salaries within a conservative range of 0 to 5%, (2) maintain the target cash bonus opportunity under the Company's management incentive plan and (3) grant stock options and Target Awards under the Performance Plan according to guidelines provided by Cook.

     The chief components of the Company's executive compensation program are salary, annual cash incentive bonuses, and long-term incentives utilizing stock-based awards. The Subcommittee made all decisions concerning stock-based awards for fiscal 1999; the Committee made all other decisions concerning the fiscal 1999 compensation of executives. In making those decisions, both the Committee and the Subcommittee considered the components identified above as a whole and sought to balance the total compensation package between the more stable salary portion and the "at risk" incentive portions so that a substantial percentage of the total potential compensation of each executive would be dependent on the achievement of Company short- and long-term strategic goals and increases in the value of the Company's common shares. Information concerning other factors bearing on particular components of fiscal 1999 executive compensation is provided below. The 1999 salary, bonus, and long-term incentive awards to Messrs. Kiser and Norton were determined based on the same policies and after consideration of the same factors as were applied with respect to the other executives of the Company.

Salary

     In considering adjustments to the salaries of executive officers for fiscal 1999, the Committee toward the start of the year reviewed with Cook the results of its executive compensation review. The actual salary amounts established for Messrs. Kiser, Norton, and the other named executives (all of which are reported in the Summary Compensation Table above) were based solely on that review and Cook's salary recommendations described above.

Short-Term Incentive Awards

     Annually, the Committee establishes short-term performance criteria for the Company's management incentive plan. Performance criteria include such areas as growth in revenue and improved earnings. The specific focus and weighting of the criteria are based on the Committee's assessment of the key short-term priorities of the Company. The performance criteria are established at the start of the fiscal year or as shortly thereafter as possible. The award paid is based on actual results compared to the established performance targets. For fiscal 1999, the maximum award opportunity established by the Committee was 100% of salary for Messrs. Kiser, Norton and Jackson, and 70% of salary for Mr. Hardy. The performance criteria for fiscal 1999 were improvement in sales revenue and pretax income. One-third of the award was based on sales revenue and two-thirds was based on pretax income. This weighting is the result of the Committee's continuing emphasis on improving earnings.

     For fiscal 1999, the Company's consolidated sales revenue increased 16% over fiscal 1998, and the Company's pretax income for fiscal 1999 increased 33% over fiscal 1998. Based on the sliding scale of performance goals established towards the start of the fiscal year, each named executive, including Messrs. Kiser and Norton, was awarded a cash incentive bonus award equal to the fiscal 1999 total reported for him under "Bonus" in the Summary Compensation Table. Those incentive bonuses were determined exclusively based on the Company's performance for the fiscal year using the system described above.

     In addition to their cash incentive bonuses under the management incentive program, Mr. Kiser and Mr. Hardy received the additional fiscal 1999 cash bonuses discussed in note (8) to the Summary Compensation Table due to their participation in the Company's Personal Executive Life Insurance Program.

Long-Term Incentives

     The Company has long recognized the importance of linking executive compensation and value created for shareholders. Consequently, stock-based awards are an important component of executive compensation and one that particularly links executive compensation to the maximization of shareholder value. For fiscal 1999, awards under the 1997 Incentive Stock Option Plan and awards under the Company's Performance Plan both were used to further these objectives with respect to executive officers. Awards under the Company's 1997 Restricted Share Plan also were available for that purpose; however, consistent with the practice followed in prior years, the Subcommittee decided not to make any grants under the 1997 Restricted Share Plan to any executive officer or any other employee eligible to participate in the Performance Plan.

     When considering the fiscal 1999 grant of options to executive officers under the 1997 Incentive Stock Option Plan, the Subcommittee primarily was concerned with achieving an appropriate balance between such stock-based awards and the other components of their compensation for the fiscal year. Toward that end, the Subcommittee relied on the survey data provided by Cook concerning the practices in this area followed by other companies (including companies in the Peer Group, as well as other potential competitors for executives) and their recommendations for achieving comparable allocation results, which were based on that data and their respective analyses and estimates of the present and potential future value of the Company's stock-based awards. In addition, the Subcommittee considered the compensation opportunity that had been afforded executives early in the fiscal year through the grant of Target Awards under the Performance Plan for the Performance Cycle ending in 2001 and the availability of the Performance Plan for subsequent grants of Target Awards to executives. Based on those factors, the Subcommittee determined to grant incentive stock options on 5,955 common shares and nonqualified stock options on 21,645 common shares to Mr. Kiser, incentive stock options on 5,955 common shares and nonqualified stock options on 21,645 common shares to Mr. Norton, and incentive and/or nonqualified stock options on an aggregate 36,600 common shares to the other named executives.

     The Performance Awards under the Performance Plan reported as 1999 long-term incentive plan payouts in the Summary Compensation Table were awarded to the named executives after the close of fiscal 1999 for the three-year Performance Cycle then ended (the "1999 cycle"). As administrator of that plan when the Target Awards for that cycle were made, the Compensation Committee had established four performance goals for each of those Target Awards. As new administrator of the Performance Plan, the Subcommittee determined after the close of fiscal 1999 that three of those goals had been achieved. Accordingly, since each named executive had been a recipient of a Target Award for the 1999 cycle, each of them received an award of common shares equal to three times the base number of shares reflected in his Target Award for the 1999 cycle.

                     The Compensation Committee

                     John F. Weaver, Chairman
                     David K. Hehl*
                     Rocque E. Lipford
                     H. George Levy, M.D.*
                     -------------------
                     *Member of the Compensation Subcommittee


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As indicated above, the current members of the Compensation Committee are Mr. Hehl, Dr. Levy and Messrs. Lipford and Weaver, and the current members of the Compensation Subcommittee are Mr. Hehl and Dr. Levy. No one other than the current members served on either the Compensation Committee or the Compensation Subcommittee at any time during fiscal 1999.

     The law firm of Miller, Canfield, Paddock and Stone, P.L.C., of which Rocque E. Lipford is a senior member, provides legal services to the Company and has done so for the past 18 years.


                                 MISCELLANEOUS
Independent Accountants

     The Board of Directors, at the recommendation of its Audit Committee, has reappointed the firm of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as the Company's independent accountants. Prior to its merger with Coopers & Lybrand in calendar 1998 to form PricewaterhouseCoopers, Price Waterhouse LLP had served as independent accountants for the Company continuously since 1968.
A representative of PricewaterhouseCoopers is expected to attend the annual meeting, will have an opportunity to make a statement at the meeting if he or she desires to do so, and will be available to answer appropriate questions that may be raised by shareholders at the meeting.

Shareholder Proposals and Director Nominations for Next Annual Meeting

     Any shareholder of the Company who desires to submit a proposal for inclusion in the Company's proxy materials for its annual meeting of shareholders to be held in calendar year 2000 (the "calendar 2000 annual meeting") must submit the proposal to the Company no later than February 26, 2000. Even if a proposal is submitted by that date, the Company will have the right to omit the proposal from its proxy materials if the proposal does not otherwise satisfy the requirements for inclusion of SEC Rule 14a-8.

     Any shareholder proposal for the calendar 2000 annual meeting that is submitted outside the processes of Rule 14a-8 will be considered "untimely" for purposes of SEC Rule 14a-4(c)(1) if it is not submitted to the Company on or before May 11, 2000. Management proxies for the calendar 2000 annual meeting may confer discretionary authority to vote on any such untimely proposal without express direction from shareholders giving the proxies.

     Under the Company's Bylaws, a shareholder desiring to nominate one or more candidates for election to the Board at the calendar 2000 annual meeting must deliver notice to the Secretary no later than May 2, 2000. The notice must set forth for each proposed nominee his or her name, age, residence and business address, and principal occupation, the number of shares of Company capital stock beneficially owned by the nominee, and all other information concerning the nominee that would be required by SEC rules in a proxy statement soliciting proxies for election of the nominee.

     Any shareholder proposal or nomination should be sent to the Company's principal offices in Monroe, Michigan, addressed to the attention of the Secretary.



Costs of Proxy Solicitation

     The total expense of soliciting proxies pursuant to this Proxy Statement will be paid by the Company. That expense is expected to be limited to the cost of preparing and mailing this Proxy Statement and accompanying documents.

     Please execute and return the accompanying proxy, so that your shares may be voted at the meeting.

                                         BY ORDER OF THE BOARD OF DIRECTORS

                                              Gene M. Hardy, Secretary

Monroe, Michigan
June 25, 1999

      A copy of the Company's Form 10-K Annual Report for the fiscal year ended April 24, 1999, may be obtained by writing the Secretary's office.